Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President & CIO	Senior Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION DECLARES DIVIDEND

TUPELO, MISSISSIPPI (May 17, 2006) –At its monthly meeting on Tuesday, May 16, 2006, the board of directors of Renasant Corporation (NASDAQ: RNST) approved the payment of a quarterly cash dividend of twenty-three cents ($.23) per share to be paid July 3, 2006, to shareholders of record on June 16, 2006.

ABOUT RENASANT CORPORATION

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance, Inc. The Company has assets of approximately $2.5 billion and operates 61 banking and insurance offices in 38 cities in Mississippi, Tennessee and Alabama.